Exhibit d.8
THIRD SUPPLEMENTAL INDENTURE
          SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of March 28, 2007, between ALLIED CAPITAL CORPORATION, a corporation duly organized and existing under the laws of the State of Maryland (the “Company”), having its principal office at 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006, and The Bank of New York, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).
RECITALS OF THE COMPANY
          The Company and the Trustee executed and delivered an Indenture, dated as of June 16, 2006 (the “Base Indenture,” and as supplemented by this Third Supplemental Indenture dated March 28, 2007, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.
          The Company desires to issue and sell $200,000,000 aggregate principal amount (or up to $230,000,000 aggregate principal amount if the underwriters’ overallotment option is exercised) of the Company’s 6.875% Notes due April 15, 2047 (the “Notes”).
          Sections 901(5) and 901(7) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) add to, change or eliminate any of the provisions of the Indenture in respect to one or more series of the Securities when there is no such series of the Securities Outstanding and (ii) establish the form or terms of the Securities of any series as permitted by Section 201 and Section 301 of the Base Indenture.
          The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (“Future Supplemental Indenture”)).
          The Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the issuance of the Notes and all things necessary to make this Supplemental Indenture a valid and binding obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done.

          Now, Therefore, This Indenture Witnesseth:
          For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
TERMS OF THE NOTES
          Section 1.01. Terms of the Notes.
          The following terms relating to the Notes are hereby established:
          (a) The Notes shall constitute a series of Securities having the title “6.875% Notes due 2047.”
          (b) The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, of the Base Indenture) shall be $200,000,000 (or up to $230,000,000 aggregate principal amount if the underwriters’ overallotment option is exercised). Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.
          (c) The entire outstanding principal of the Notes shall be payable on April 15, 2047.
          (d) The rate at which the Notes shall bear interest shall be 6.875% per annum; the date from which interest shall accrue on the Notes shall be March 28, 2007, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be January 15, April 15, July 15, and October 15 of each year, commencing July 15, 2007; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be January 1, April 1, July 1, and October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.
          Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the Corporate Trust Office of the Trustee in New York City, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Note registry.
          (e) The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary so that the net payment by the Company or a paying agent of the principal of and interest on this Note to a person that is a non-U.S. holder, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the Notes had no withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
     (1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, limited liability company or other fiscally transparent entity, or a person holding a power over an estate or trust administered by a fiduciary holder:
     (a) is or was present or engaged in, or is or was treated as present or engaged in, a trade or business in the United States or has or had a permanent establishment in the United States;
     (b) has or had any connection (other than the mere fact of ownership of a Note) with the United States, including, without limitation, being or having been a citizen or resident of the United States or being treated as being or having been a resident of the United States;
     (c) is or was a foreign or domestic personal holding company, a passive foreign investment company, a controlled foreign corporation with respect to the United States, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax; or
     (d) owns or owned 10% or more of the total combined voting power of all classes of stock of the Company;
     (2) to any holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary, partnership, limited liability company, or other fiscally transparent entity, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;
     (3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes (including the statement requirement of Section 871(h) or Section 881(c) of the Code) if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
     (4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by the Company or a paying agent from the payment;
     (5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;
     (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;
     (7) to any tax, assessment or other governmental charge any paying agent (which term may include the Company) must withhold from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or
     (8) in the case of any combination of the above items.
The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided herein, the Company does not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority. In particular, the Company will not pay additional amounts on any Security:
•	where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Council Directive 2003/48/EC of June 3, 2003 on the taxation of savings income in the form of interest payments, or any law implementing or complying with, or introduced in order to conform to that directive; or

•	presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant Security to another paying agent in a member state of the European Union.
The term “non-U.S. holder” means a person that is not, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) a trust (a) subject to the control of one or more United States persons and the primary supervision of a court in the United States, or (b) that has a valid election (under applicable Treasury Regulations) to be treated as a United States person, or (iv) an estate the income of which is subject to United States federal income taxation regardless of its source.

          (f) The Notes shall be issuable in whole or in part in the form of one or more Global Securities and the Depository for such Global Securities shall be The Depository Trust Company, New York, New York.
          (g) The Notes shall be defeasible pursuant to Section 1302 or Section 1303 of the Base Indenture.
          (h) The Notes shall be redeemable pursuant to Section 1101 of the Base Indenture and as follows:
(1) Optional Redemption
          The Notes will be redeemable in whole or in part at any time or from time to time, at the option of the Company, on or after April 15, 2012, upon not less than thirty (30) days nor more than sixty (60) days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $25 per security plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.
          Any exercise of the Company’s option to redeem the Notes will be done in compliance with the Investment Company Act of 1940, as amended, (the “Investment Company Act”) and the rules and regulations promulgated thereunder, to the extent applicable.
          If the Company elects to redeem only a portion of the Notes, the Trustee will determine the method for selecting the particular Notes to be redeemed, in accordance with the Investment Company Act and the rules and regulations promulgated thereunder, to the extent applicable.
          Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for Redemption.
(2) Redemption Upon a Tax Event
          The Company may redeem the Notes in whole, but not in part, upon not less than thirty (30) days nor more than sixty (60) days written notice by mail at a redemption price equal to the principal amount thereof together with accrued interest, if any, to the date fixed for redemption if the Company determines that:
(a)	as a result of a change in or amendment to the tax laws of the United States or any political subdivision of the United States, or any change in official position regarding application or interpretation of such laws (including a holding by a court of competent jurisdiction in the United States), that is announced or becomes effective on or after March 23, 2007, the Company has or will become obligated to pay additional amounts with respect any Note as described in Section 1.01(e) above, or

(b)	on or after March 23, 2007 any action has been taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a substantial probability that the Company will become obligated to pay additional amounts with respect to any Note, and in either such case the Company, in the its business judgment, determines that such obligations cannot be avoided by the use of reasonable measures available to it.
          If the Company exercises its option to redeem the Notes, the Company will deliver to the trustee a certificate signed by an authorized officer stating that the Company is entitled to redeem the Notes and, in the case of (b) above, the required written opinion of independent legal counsel.
          Any exercise of the Company’s option to redeem the Notes will be done in compliance with the Investment Company Act, and the rules and regulations promulgated thereunder, to the extent applicable.
          (i) The Notes shall not be subject to any sinking fund pursuant to Section 1201 of the Base Indenture.
          (j) The Notes shall be issuable in denominations of $25 and integral multiples of $25.
ARTICLE II
REMEDIES
               Section 2.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 501 of the Base Indenture shall be amended by replacing clause (2) thereof with the following:
          “(2) default in the payment of the principal on any Note at Maturity; or”
          Section 2.02. Except as may be provided in a Future Supplement Indenture, for the benefit of the Holders of the Notes, Section 503 of the Base Indenture shall be amended by replacing clause (2) of the first paragraph thereof with the following:
          “(2) default is made in the payment of the principal of any Note at Maturity;”

ARTICLE III
COVENANTS
          Section 3.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Sections 1009 and 1010 thereto:
“Section 1009. Section 18(a)(1)(A) of the Investment Company Act.
     The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act, whether or not it is subject to those sections or any successor provisions thereto of the Investment Company Act.”
“Section 1010. Commission Reports and Reports to Holders.
     If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Securities and Exchange Commission, the Company agrees to furnish to the Holders of Notes and the Trustee for the period of time during which the Notes are Outstanding: (1) within 90 days after the end of the Company’s fiscal year, audited annual consolidated financial statements of the Company and (2) within 45 days after the end of the Company’s fiscal quarter, unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with applicable generally accepted accounting principles.”
ARTICLE IV
MISCELLANEOUS
          Section 4.01. This Third Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.
          Section 4.02. In case any provision in this Third Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 4.03. This Third Supplemental Indenture may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Third Supplemental Indenture.
          Section 4.04. The Base Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Third Supplemental Indenture.
          Section 4.05. The provisions of this Third Supplemental Indenture shall become effective as of the date hereof.
          Section 4.06. Notwithstanding anything else to the contrary herein, the terms and provisions of this Third Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this Third Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.
          Section 4.07. The recitals contained herein and in the Notes shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

ALLIED CAPITAL CORPORATION
By:
	Name:	Penni F. Roll
	Title:	Chief Financial Officer

THE BANK OF NEW YORK
By:
Name:
Title:

Signature Page – Third Supplemental Indenture